EXHIBIT 23.2
                                                               ------------


                         Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-05793) pertaining to the 1988 Amended and Restated Incentive Plan, the 1996 Incentive Plan and the 1996 Nonemployee Director Stock Option Plan of Synaptic Pharmaceutical Corporation of our report dated January 30, 1998 (except for the second paragraph of Note 11 as to which the date is March 2, 1998), with respect to the financial statements of Synaptic Pharmaceutical Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                                     /s/ Ernst & Young LLP


Hackensack, New Jersey
August 6, 1998